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                                  EXHIBIT 5.1










                                August 15, 1997






National Golf Properties, Inc.
2951 28th Street, Suite 3001
Santa Monica, California  90405

                  Re:        National Golf Properties, Inc.
                             Common Stock, par value $.01 per share
                             --------------------------------------

Gentlemen:

                  At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 948,000 shares of Common Stock, par value $.01 per share (the "Shares"), to be sold by National Golf Properties, Inc. (the "Company") under The 1995 Independent Director Equity Participation Plan of National Golf Properties, Inc. and The 1997 Equity Participation Plan of National Golf Properties, Inc., National Golf Operating Partnership, L.P. and American Golf Corporation (collectively, the "Plans"). We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

                  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the Plans and delivery and payment therefor of consideration as set forth in the Maryland General Corporation Law at least equal to the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

                  We consent to your filing this opinion as an Exhibit to the Registration Statement.

                                                       Very truly yours,


                                                       LATHAM & WATKINS